NEWS RELEASE
Five Below, Inc. Announces Holiday Sales Results for Quarter-To-Date Through January 7, 2023
Expects Fourth Quarter and Full Year Fiscal 2022 Results Near High End of Previously Provided Guidance
Comparable Sales Increased 0.9%

PHILADELPHIA, PA – (January 9, 2023) – Five Below, Inc. (NASDAQ: FIVE) ("Five Below" or the "Company") today announced net sales results for the quarter-to-date period from October 30, 2022 through January 7, 2023 ("Holiday Period"). The Company also announced that it expects fourth quarter and full year fiscal 2022 (ending January 28, 2023) results near the high end of its previously provided guidance ranges.

The Company announced that net sales for the Holiday Period, which includes New Year's Day in both periods, increased by 11.2% to $1,003.7 million from $902.3 million in the comparable fiscal week period of 2021. Comparable sales for the Holiday Period increased by 0.9%.

Joel Anderson, President and CEO of Five Below, stated, "We are pleased with our holiday performance, with results in the upper end of our fourth quarter sales guidance range. We believe our diverse eight worlds and WOW merchandise offering along with increased and more targeted marketing effectively highlighted the tremendous value for our customers."

Mr. Anderson added, "Given this holiday performance, we now expect to finish the fourth quarter and full year near the high end of our previously provided guidance ranges. We are entering fiscal year 2023 with momentum and excited to be executing our Triple-Double strategy, including opening 200+ new stores for the first time in our history and converting over 400 stores to the new Five Beyond format. We look forward to discussing Five Below’s full year 2022 results and outlook for fiscal 2023 on our fourth quarter earnings call in March."

The Company's previously provided guidance given on its third quarter 2022 earnings call is below.

Fourth Quarter Fiscal 2022 Guidance
•Net sales of $1,085 million to $1,110 million
•An approximate 1% decrease to 1% increase in comparable sales
•Diluted income per common share of $2.93 to $3.09 on approximately 55.8 million estimated diluted weighted average shares outstanding

Full Year Fiscal 2022 Guidance
•Net sales of $3,038 million to $3,063 million
•An approximate 2% to 3% decrease in comparable sales
•Diluted income per common share of $4.55 to $4.71 on approximately 55.8 million estimated diluted weighted average shares outstanding

As previously announced, management is scheduled to participate in a fireside chat today at 10:00 a.m. Eastern Time at the 2023 ICR Conference. The event will be webcast live at http://investor.fivebelow.com. An archived replay will be available two hours after the conclusion of the live event.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including closures of our stores, adverse impacts on our sales and operations, future impairment charges and the risk of global recession, and the impact of government regulation), risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond shop, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,300 stores in 42 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
Christiane.Pelz@fivebelow.com